File No. 333-184151

As filed with the Securities and Exchange Commission on June 3, 2014

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Pentair plc

(Exact name of Registrant as specified in its charter)

Ireland	98-1141328
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

P.O. Box 471

Sharp Street

Walkden

Manchester

M28 8BU

United Kingdom

+44-161-703-1885

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

PENTAIR PLC 2012 STOCK AND INCENTIVE PLAN

(FORMERLY THE PENTAIR LTD. 2012 STOCK AND INCENTIVE PLAN)

(Full title of the plan)

with a copy to:

Angela D. Lageson Senior Vice President, General Counsel and Secretary Pentair Management Company 5500 Wayzata Boulevard, Suite 800 Golden Valley, Minnesota 55416-1259 (763) 545-1730	Benjamin F. Garmer, III John K. Wilson Foley & Lardner LLP 777 East Wisconsin Avenue Milwaukee, Wisconsin 53202 (414) 271-2400
(Name, address and telephone number of agent for service)

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(1)
Ordinary Shares, nominal value $0.01	N/A	N/A	N/A	N/A

(1)	The Registrant is not registering additional securities. Registration fees were originally paid by the Registrant’s predecessor in interest upon filing of the original registration statement on Form S-8. Consequently, no additional registration fees are required with respect to the filing of this Post-Effective Amendment No. 1.

EXPLANATORY NOTE

Pentair plc (the “Company” or the “Registrant”), an Irish public limited company, files this Post-Effective Amendment to the Registration Statement on Form S-8 (this “Amendment”) as the successor registrant to Pentair Ltd. (“Predecessor”), a corporation organized under the laws of Switzerland, in accordance with Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”). This Amendment is a result of Predecessor changing its jurisdiction of organization from Switzerland to Ireland and pertains to the adoption by the Company of Registration Statement No. 333-184151 (the “Registration Statement”), originally covering Predecessor’s common shares, par value CHF 0.50 (the “Predecessor Common Shares”) and an indeterminate number of interests, issuable under the Pentair Ltd. 2012 Stock and Incentive Plan (now known as the Pentair plc 2012 Stock and Incentive Plan or, the “Plan”).

Pursuant to the Merger Agreement, dated December 10, 2013 (the “Merger Agreement”), between the Company and Predecessor, Predecessor changed its jurisdiction of organization from Switzerland to Ireland by merging with and into the Company, effective as of June 3, 2014. The Merger Agreement was approved by the shareholders of Predecessor at the extraordinary general meeting of shareholders held on May 20, 2014, for which proxies were solicited pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

In accordance with the terms of the Merger Agreement, each outstanding Predecessor Common Share was converted into one of the Company’s ordinary shares, nominal value $0.01 per share (the “Company Ordinary Shares”). As a result of the Merger, each shareholder of Predecessor became a holder of Company Ordinary Shares evidencing the same proportional interests in the Company that such shareholder held in Predecessor.

In accordance with Rule 414 under the Securities Act, the Company, as the successor registrant to Predecessor, hereby expressly adopts the Registration Statement as its own for all purposes of the Securities Act and the Exchange Act. Registration fees were paid at the time of filing the original Registration Statement.

PART II INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents, filed by Predecessor or its successor registrant, the Company, with the Securities and Exchange Commission (the “Commission”) pursuant to the Exchange Act are incorporated herein by reference and deemed to be a part hereof:

(a) Predecessor’s Annual Report on Form 10-K for the year ended December 31, 2013;

(b) Predecessor’s Quarterly Report on Form 10-Q for the quarterly period ended March 29, 2014;

(c) Predecessor’s Current Reports on Form 8-K dated September 28, 2012, April 25, 2014, April 29, 2014 and May 20, 2014; and

(d) The Company’s Current Report on Form 8-K dated June 3, 2014.

All other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to the Registration Statement, as amended by this Amendment, that indicates that all securities offered have been sold or that deregisters all securities that remain unsold shall be deemed to be incorporated by reference in this Amendment and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this Amendment to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Amendment.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers

Pursuant to the Company’s articles of association, subject to the provisions of, and so far as may be permitted by the Irish Companies Act of 1963 to 2013, every director or other officer of the Company (other than an auditor) shall be indemnified out of the assets of the Company, against all costs, losses, expenses and liabilities incurred by him or her in the execution and discharge of his or her duties or in relation thereto including any liability incurred by him or her in defending civil or criminal proceedings which relate to anything done or omitted or alleged to have been done or omitted by him or her as an officer or employee of the Company and in which judgment is given in his or her favor (or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his part) or in which he or she is acquitted or in connection with any application under any statute for relief from liability in respect of any such act or omission in which relief is granted to him or her by the court; provided, however that the indemnity shall not extend to any liability arising from such person’s fraud or dishonesty in the performance of their duties or such officers’ conscious, intentional or willful breach of any duty to act in the best interest of the Company.

The Company maintains insurance to reimburse the Company’s directors and officers and the directors and officers of the Company’s subsidiaries for charges and expenses incurred by them for wrongful acts claimed against them by reason of their being or having been directors or officers of the Company or any of the Company’s subsidiaries.

The Company and Pentair Management Company, a Delaware corporation and subsidiary of the Company, have each entered into indemnification agreements with the directors and officers of the Company that provide for the indemnification of and the advancing of expenses to the indemnitee to the fullest extent (whether partial or complete) permitted under Irish law in the case of the Company, and under the Delaware General Corporation Law, in the case of Pentair Management Company. The indemnification agreements between the Company and the directors and officers of the Company further provide that, to the extent insurance is maintained, the Company will provide continued coverage of the indemnitee under their directors’ and officers’ liability insurance policies.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

See the Exhibit Index, which is incorporated herein by reference.

Item 9. Undertakings

(a) The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement; and

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(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Golden Valley, State of Minnesota, on June 3, 2014.

PENTAIR PLC

By:	/s/ John L. Stauch
John L. Stauch
Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this post-effective amendment to the Registration Statement has been signed by the following persons in the capacities listed below on June 3, 2014.

SIGNATURE	TITLE

/s/ Randall J. Hogan Randall J. Hogan	Chairman and Chief Executive Officer (Principal Executive Officer)

/s/ John L. Stauch John L. Stauch	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Mark C. Borin Mark C. Borin	Corporate Controller and Chief Accounting Officer (Principal Accounting Officer and Authorized Representative in the United States)

* Glynis A. Bryan	Director

* Jerry W. Burris	Director

* Carol Anthony (John) Davidson	Director

* T. Michael Glenn	Director

* David H. Y. Ho	Director

* David A. Jones	Director

* Ronald L. Merriman	Director

* William T. Monahan	Director

* Billie Ida Williamson	Director

*By	/s/ Angela D. Lageson
Angela D. Lageson
Attorney-in-fact

S-1

EXHIBIT INDEX

TO

REGISTRATION STATEMENT ON FORM S-8

Exhibit Number	Description

4.1	Amended and Restated Articles of Association of Pentair plc (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K dated June 3, 2014)

4.2	Pentair plc 2012 Stock and Incentive Plan (formerly the Pentair Ltd. 2012 Stock and Incentive Plan) (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K dated June 3, 2014)

5	Opinion of Arthur Cox

23.1	Consent of Arthur Cox (included in Exhibit 5)

23.2	Consent of Deloitte & Touche LLP relating to the audited financial statements of Pentair Ltd.

23.3	Consent of Deloitte & Touche LLP relating to the audited combined financial statements of Tyco Flow Control International Ltd. and the Flow Control Business of Tyco International Ltd.

24	Powers of Attorney